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                                                                EXHIBIT 10.11

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


         This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "First Amendment"), dated as of December 26, 1996, is by and among Spanish Broadcasting System, Inc., a Delaware corporation ("Buyer"), Raul Alarcon, Jr., New Age Broadcasting, Inc., a Florida corporation ("New Age"), and The Seventies Broadcasting Corporation, a Florida corporation ("Seventies", and together with New Age hereafter collectively referred to as the "Sellers").

                                    RECITALS

         A. The Sellers have agreed to sell certain assets to Buyer pursuant to an Asset Purchase Agreement, dated as of September 16, 1996 (the "Purchase Agreement");

         B. The parties to the Purchase Agreement desire to modify certain of the provisions of the Purchase Agreement as hereafter provided in this First Amendment;

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in the Purchase Agreement and in this First Amendment, the parties hereto, intending to be bound legally, agree as follows:

         1. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement. In addition, the term "Agreement" when used herein and in the Purchase Agreement shall be deemed to include the Purchase Agreement as amended and modified by this First Amendment.

         2. Section 2.3(c) (including Exhibit 2.3(c)) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(c) In the event that the minimum combined "Broadcast Cash Flow" of the Sellers is less than nine million one hundred thousand dollars ($9,100,000) (the "Target Broadcast Cash Flow") for the 12 month period ending on November 30, 1996 (the "Trailing 12 Months"), then the Purchase Price shall be reduced by an amount equal to (i)(A) the Target Broadcast Cash Flow minus (B) the actual Broadcast Cash Flow of the Sellers for the Trailing 12 Months multiplied by (ii)
12.09. For example, had the actual Broadcast Cash Flow of the Sellers for the Trailing 12 Months been $8,900,000, then the Purchase Price would have been reduced pursuant to this Section 2.3(c) by $2,418,000. For purposes of this Agreement, "Broadcast Cash Flow" shall mean the Sellers' combined operating income, as determined by generally accepted accounting


Initial Buyer   /i/       Initial Sellers   /i/
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principles ("GAAP") as applied by Sellers on a basis consistent with their most recent audited financial statements, before any reduction for depreciation and amortization, interest, taxes, write-down of franchise costs, trade expense and trade income, corporate expenses (including, without limitation, Russ Oasis' compensation and benefits), legal fees and all expenses associated with the sale or attempted sale of the Stations and the legal fees and costs and any judgment associated with the litigation described in Schedule 3.16. Exhibit 2.3(c) to this First Amendment sets forth an itemized determination of Broadcast Cash Flow for the 12 month period ended September 30, 1996 and for the Trailing 12 Months. The parties hereto acknowledge and agree that the Broadcast Cash Flow of the Sellers for the 12 month period ended September 30, 1996 and for the Trailing 12 Months as set forth in Exhibit 2.3(c) hereto is correct for all purposes under the Purchase Agreement and, therefore, the parties agree that no reduction of the Purchase Price is required under the terms of the Agreement."

         3. The second sentence of Section 5.22 of the Purchase Agreement is amended and restated in its entirety to read as follows:

         "Upon any breach by SBS or Alarcon of this Section 5.22, then Seller's remedy for such breach shall be governed by Section 9.3 hereof in the event Buyer fails to close as provided in this Agreement and Sellers shall not have the right to terminate this Agreement solely as a consequence of the breach of this Section 5.22."

         4. Section 7.1(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(e) [intentionally omitted]"

         5. Section 7.2(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(e) [intentionally omitted]"

         6. Section 8.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:





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         "8.1     Closing.

                  (a) Closing Date. The Closing shall take place at 10:00 a.m., Miami, Florida time, on February 10, 1997; provided, however, that Buyer shall be permitted to extend the closing date to a date and time no later than 2:00 p.m., February 28, 1997 by notifying Sellers in writing prior to February 1, 1997 that the closing will not take place on February 10, 1997 and by delivering written notice to the Sellers of the new closing date and time at least ten (10) business days prior to such proposed closing date. If no such notice setting a new closing date is given within the prescribed ten-day period, the new closing date and time shall be February 28, 1997 at 2:00 p.m. Time is of the essence with respect to the closing of the transaction contemplated by this Agreement. In the event that the wire transfer of the Purchase Price is received by each of the Sellers later than 2:00 p.m., Miami, Florida time on the Closing Date, then Sellers shall be entitled to interest on the Purchase Price from the Closing Date to the next business day following the Closing Date at a rate equal to the prime rate as publicly announced on the Closing Date by Citibank N.A. as its prime rate. The Closing shall take place at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida."

         7. The first sentence of paragraph 2 of the Agreement-Not-To-Compete referenced in Section 8.2(f) of the Purchase Agreement and attached as Exhibit C thereto is hereby amended and restated in its entirety to read as follows:

                  "Each Seller covenants and agrees that for a period of 24 months commencing on September 16, 1996 (the date of the Purchase Agreement), he will not, directly or indirectly, own, operate, manage, be employed by, consult or provide any services to any radio broadcast station that broadcasts in the Spanish language whose main studio or transmitter is located in Dade or Broward Counties, Florida."

         8. Section 9.1(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(c) Upset Date. If the Closing shall not have occurred by February 28, 1997."

         9. Section 9.2(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(c) Upset Date. If the Closing shall not have occurred by February 28, 1997."



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        10. Section 9.3 of the Purchase Agreement shall be amended and restated
in its entirety to read as follows:

       "9.3 Letter of Credit and Default Sale.

                  (a) Simultaneously with the execution and delivery of this Agreement, Buyer has delivered to Sellers an irrevocable letter of credit issued by Canadian Imperial Bank of Commerce (the "Bank") in the principal amount of ten million dollars ($10,000,000) (the "Letter of Credit") for purposes of securing Buyer's obligations under the terms of this Agreement. The parties acknowledge and understand that the terms of the Letter of Credit provide that in the event of a default under this Agreement by Buyer, the full face amount of the Letter of Credit, or ten million dollars ($10,000,000) (the "Face Amount"), shall be drawn by the Sellers upon presentment to the bank of a drawing certificate and an affidavit signed by two of Alan H. Potamkin, Russell A. Oasis and Robert M. Potamkin (provided that the signature of only one such individual shall be required if the other two individuals are not alive or legally competent) attesting to such default by Buyer. In the event the Letter of Credit is drawn upon by the Sellers as provided in this Section 9.3(a), the Sellers shall retain the full amount drawn without prejudice pending a determination of the Sellers' actual damages, as provided in this Section 9.3, resulting from Buyers' default hereunder ("Actual Damages").

                  (b) The determination of Sellers' Actual Damages shall be made by Sellers placing the Stations for immediate cash sale within twenty (20) calendar days after February 28, 1997. Sellers shall place the Stations for sale with one media broker selected by Sellers in their sole discretion from the following media brokers: Star Media, Communications Equity Associates and Blackburn & Company, Inc. (the media broker selected is referred to hereinafter as the "Intermediary"). The Intermediary shall sell the Stations, subject to the limitations of Section 9.3, on substantially the same terms and conditions of this Agreement, with the exception that any proposed buyer shall be required to furnish a cash deposit of ten percent (10%) of the Purchase Price; provided, however, that (i) the previous requirement of Broadcast Cash Flow provided in
Section 2.3(c) shall be eliminated; (ii) the requirement of the Employment Agreement between Russell A. Oasis and Buyer referenced in Section 7.2(f) shall be eliminated; and (iii) the requirement of the Non-competition Agreements referenced in Section 8.2(f) may not be greater than that provided therein ("Default Sale"). The Intermediary shall be required to select in writing the highest legally binding offer received at the open bidding auction procedure provided by Section 9.3(d). The terms and conditions of the engagement of the Intermediary not specifically provided in this Agreement shall be determined by the Sellers in their sole discretion.

                  (c) In the event that any provision of the agreement to be entered into in connection with a Default Sale, as provided in this Section 9.3, needs to be clarified or amended,



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the Intermediary shall interpret the terms and conditions of this Agreement, in its sole discretion, provided any such interpretation does not result in the imposition of any additional obligations on, or otherwise does not eliminate or diminish any rights of, the Sellers or their respective shareholders. In addition to the foregoing, the Intermediary shall determine in its sole discretion the manner in which any Default Sale will be conducted, subject however to the limitations that (i) such Default Sale may not, and shall not, result in the imposition of any additional obligations on, or otherwise eliminate or diminish any rights of, the Sellers or their respective shareholders and (ii) no public advertising for the sale of the Stations may take place; provided, however, that the Intermediary shall be free to contact all potential buyers individually, but not through general advertising. Unless the Intermediary discharges its duties in a fraudulent manner or is otherwise guilty of willful misconduct or gross negligence with regard to its performance of such duties, the Intermediary shall not be liable to either the Sellers or Buyer for any action taken pursuant to this Agreement or loss suffered by either of them, and Buyer shall indemnify the Intermediary and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings, or other expenses, fees or charges which the Intermediary may incur or with which it may be threatened as a result of its involvement or participation in a Default Sale pursuant to this Agreement. The parties hereto acknowledge and agree that the Intermediary shall be a third party beneficiary of this Agreement with respect to the terms set forth in this Section 9.3.

                  (d) Until the actual closing of a Default Sale and the Sellers actually receiving the cash proceeds from a Default Sale, no Actual Damages will or may be determined. The only obligation of Sellers on a Default Sale is to select the highest legally binding cash offer that is selected by the Intermediary at an open bidding auction held on or before the end of the 60th day period after a written engagement has been entered into with the Intermediary. If a Default Sale fails to close for any reason other than material fraud or intentional material misconduct by the Sellers in violation of the provisions of this Section 9.4, the Sellers shall have no liability and shall not be required to seek the enforcement of any of the Sellers' rights against the new buyer; provided, however, that in such event, (i) the Sellers shall place the Stations for sale as soon as legally permissible thereafter, based solely on the advice of counsel to the Sellers, and as soon as reasonably practicable under the circumstances and (ii) Buyer shall be assigned, at the time Sellers are paid any Damage Shortfall (as hereinafter defined) and without any recourse or liability to Sellers, any rights of Sellers relating to a Default Sale if Sellers do not wish to pursue such rights. All profits generated by the Stations prior to the Default Sale shall be for the benefit of the Sellers in consideration for Sellers' running the Stations during this period. Sellers shall operate the Stations in the ordinary course of business consistent with its past practices but (i) will not be required to lend money, guarantee any obligations or make any capital contributions to the Stations and (ii) Sellers will not be responsible for business judgments or decisions undertaken in good faith. Sellers shall not under any circumstances, other than material fraud or an intentional material breach of the previous sentence, be responsible for any diminution of



Initial Buyer   /i/                                 Initial Sellers   /i/
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value to the Stations at any time. The difference between (A) the cash purchase price actually received by the Sellers from the Default Sale (the "Default Sale Price") less an amount equal to any and all costs and expenses of Sellers, including any brokerage fees, attorneys' fees and indemnity obligations or other damages of Sellers, incurred in connection with effecting, or otherwise relating to, the Default Sale, including, without limitation, any capital expenditures for the Stations and (B) the Purchase Price, plus interest accrued at the rate of 12% per annum from February 28, 1997 on $100,000,000 until the date of the determination of Actual Damages, shall be the Actual Damages.

                  (e) In the event it is determined that the Sellers' Actual Damages exceed the Face Amount of the Letter of Credit ("Damages Shortfall"), the Buyer shall, as promptly as practicable but in no event later than ten (10) days after such determination, remit payment to the Sellers, in cash or other immediately available funds, of the full amount of the Damages Shortfall. Interest shall accrue at the rate of 12% per annum on the Damages Shortfall from the date of the determination of Actual Damages until actually paid. In the event that (i) Sellers' Actual Damages are less than the Face Amount of the Letter of Credit or (ii) the Default Sale Price less the applicable deductions provided in Section 9.3(d) exceeds the Purchase Price (a "Damages Surplus"), then the Sellers shall, as promptly as practicable but in no event later than ten (10) days after such determination, remit payment to the Buyer, in cash or other immediately available funds, of the full amount of the Damages Surplus plus interest at the rate of 12% per annum on such Damage Surplus from February 28, 1997 until actually paid. Buyer agrees that any determination of Actual Damages as provided herein shall be final and binding on Buyer absent a material breach of the obligations under this Section 9.3 by Sellers. In the event Buyer believes that there is a material breach of the obligations of Sellers under this Section 9.3, Buyer shall be required to pay to Sellers any amounts not in dispute prior to commencing or defending any legal proceedings relating to the payment or determination of Actual Damages.

                  (f) The parties specifically acknowledge and agree that this
Section 9.3 is not intended as a "liquidated damages" provision since Buyer and the Sellers believe that their provision for Actual Damages provides a fair and reasonable determination of the actual monetary damages that would be incurred by the Sellers in the event of a breach of this Agreement by Buyer. The Sellers or their respective affiliates may, but shall not be required to, submit offers to the Intermediary conducting the Default Sale. In the event the Sellers submit the highest legally binding cash offer as provided herein, (i) such highest offer shall be deemed the Default Sale Price for purposes of this Section 9.3,
(ii) no actual sale of the Stations shall be effected or take place and the Sellers will retain the Stations and shall be entitled to collect any Damages Shortfall, plus interest, as provided herein, and (iii) the Sellers shall not be required to place any cash deposit. Buyer may, but shall not be required to submit offers to the Intermediary conducting a Default Sale; provided, however, that the offer of Buyer must be for immediate



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cash purchase for an amount sufficient so that all Actual Damages would be paid and Buyer and Sellers shall use their best efforts to keep the ability to close immediately with the existing FCC approval in effect until an offer from a new buyer (other than Buyer) is selected in writing by the Intermediary.

         11. Section 9.4 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

                  "9.4              [intentionally omitted]"

         12. The following sentence shall be added to Section 11.14 of the Purchase Agreement:

         ";provided, however, that upon a default by Buyer under the terms of this Agreement, the Sellers shall no longer be subject to the restrictions set forth in this Section 11.14."

         13. In addition to and without limiting the foregoing, the parties hereto acknowledge, agree, represent and warrant as follows:

                  (a) all Consents referenced in Schedule 3.3 to the Purchase Agreement have been obtained and presented to Buyer within the time limits prescribed in the Purchase Agreement and are satisfactory in all respects to Buyer;

                  (b) all Tower Consents referenced in Section 6.10 of the Purchase Agreement have been obtained and presented to Buyer within the 45-day period referenced therein and are satisfactory in all respects to Buyer;

                  (c) the condition set forth in Sections 7.1(c) and 7.2(c) relating to the grant of the FCC Consent has been fulfilled and satisfied in full and is no longer applicable as a condition precedent to the respective obligations of either Buyer or the Sellers to close the transaction contemplated by the Purchase Agreement;

                  (d) the condition set forth in Sections 7.1(d) and 7.2(d) relating to the expiration of the waiting period under the HSR Act has been fulfilled and satisfied in full and is no longer applicable as a condition precedent to the respective obligations of either Buyer or the Sellers to close the transaction contemplated by the Purchase Agreement;



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                  (e) the audit of the Sellers' financial statements for the period ended September 30, 1996 has confirmed the accuracy of the unaudited Financial Statements previously delivered by Sellers to Buyer and is acceptable to Buyer in all respects;

                  (f) the Letter of Credit referenced in Section 9.3 of the Purchase Agreement, as amended by this First Amendment, and the ability of the Sellers to draw the Face Amount thereof upon the occurrence of a default by Buyer as provided in Section 9.3, is not adversely affected in any manner by this First Amendment and Buyer will provide the Sellers with a letter from the Bank to such effect on or before January 24, 1997 (if no such letter is delivered on such date this First Amendment shall at the sole option of Sellers be null and void and of no effect as if the First Amendment had never been entered into and delivered;

                  (g) all of the respective representations and warranties of the Sellers and Buyer set forth in the Purchase Agreement are true, complete and correct in all material respects as of the date hereof and, to the knowledge of each of the parties hereto, no event or circumstance has occurred that would or may (i) constitute a breach of any of the provisions of the Purchase Agreement or the First Amendment by any of the parties thereto or that would or will cause any representation or warranty of any of the other parties thereto to be untrue in any material respect now or at the Closing (ii) adversely affect the ability of either Buyer or the Sellers to close the transaction contemplated by the Purchase Agreement and the First Amendment. Further, as of the date hereof, each of the Sellers and Buyer have, and, to the best of their knowledge, acknowledge and agree that each of the other parties hereto have, performed and complied in all material respects with all covenants, agreements and conditions (with the exception of the payment of the Purchase Price by Buyer) required by the Purchase Agreement to be performed or complied with by them; and

                  (h) The Employment Agreement of Russell A. Oasis with Buyer dated as of the 26th day of September 1996 is hereby amended to provide that the provisions of Section 4.6 shall survive the termination of such Employment Agreement for any reason.

         14. In the event of a conflict between any of the terms contained in the Purchase Agreement and any of the terms set forth in this First Amendment, the terms of this First Amendment shall govern.

         15. Except as hereby amended by this First Amendment, the remaining terms and provisions of the Purchase Agreement shall remain unchanged and shall continue in full force and effect.



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         16. This First Amendment may be executed in counterparts and may be delivered via fax. Each page must be initialled by the parties.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have duly executed this First
Amendment to Asset Purchase Agreement as of the day and year first above written.

Witness:                               SPANISH BROADCASTING SYSTEM, INC.


      /s/                              By:  /s/ Raul Alarcon, Jr.
-----------------                           -----------------------------
                                                Raul Alarcon, Jr.
                                                President

      /s/                              /s/ Raul Alarcon, Jr.
-----------------                      ----------------------------------
                                       Raul Alarcon, Jr.


                                       NEW AGE BROADCASTING, INC.


      /s/                              By:  /s/ Russell A. Oasis
-----------------                           -----------------------------
                                                Russell A. Oasis
                                                President


                                       THE SEVENTIES BROADCASTING CORPORATION


      /s/                              By:  /s/ Russell A. Oasis
-----------------                           -----------------------------
                                                Russell A. Oasis
                                                President






Initial Buyer   /i/                                 Initial Sellers   /i/
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